UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 17, 2005

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO 63141

(Address of Principal Executive Offices) (Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.05. AMENDMENTS TO THE REGISTRANT’S CODE OF ETHICS

At a meeting of the Audit Committee of the Board of Directors of Energizer Holdings, Inc. held on November 17, 2005, the Committee approved a revision of the policy on business gifts set forth in the Company’s Business Practices and Standards of Conduct, the global code of ethics applicable to all employees, including its chief executive officer, its executive vice president and chief financial officer, and its controller. The revised policy states:

“Neither you nor any member of your immediate family should solicit the Company’s current or potential customers, suppliers, contractors, outside agencies or other business associates for any money, gifts, free services or special favors.

You may not accept unsolicited gifts or entertainment if they could influence, or appear to influence, your business decisions on behalf of the Company, or interfere with your ability to be impartial in carrying out your duties. You should never accept money regardless of the amount. However, social amenities customarily associated with legitimate business relationships, including nominal gifts and dinners at business meetings, and tickets to athletic or other cultural events where business is discussed, are acceptable if they would not be expected to influence your impartial business judgment.

The Company may adopt more specific policies limiting the value of gifts that may be accepted, and may require notification of your supervisor, or other personnel, of any gifts that you are offered. If you have questions regarding any applicable policies, you should consult your supervisor or a member of the Legal or Internal Audit Departments.”

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.
By:
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer
Dated: November 17, 2005